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                                                                     Exhibit 5.2

[McCarthy Tetrault Letterhead]


August 20, 2002


Enbridge Inc.
3000, 425 - 1st Street S.W.
Calgary, Alberta T2P 3L8

Dear Ladies and Gentlemen:

We have acted as your Canadian counsel in connection with the offering by Enbridge Energy Management, L.L.C., a Delaware limited liability company ("EEM"), of its shares (the "Shares") representing limited liability company interests. At the closing of the offering of the Shares, Enbridge Inc. ("Enbridge") will execute and deliver the purchase provisions (the "Purchase Provisions") to be attached as Annex B to the Amended and Restated Limited Liability Company Agreement of EEM (the "Amended and Restated Limited
Company Agreement"). Pursuant to the Purchase Provisions, Enbridge have the right to purchase the Shares from the holders thereof under certain circumstances described therein. This opinion is being rendered to you at your request to facilitate the giving by Vinson & Elkins L.L.P. of an opinion regarding the enforceability of the Purchase Provisions. Accordingly, Vinson & Elkins L.L.P. is entitled to rely hereon as if this opinion were addressed to such firm.

As the basis for the opinions hereafter expressed, we have examined such statutes, corporate records and documents, certificates of corporate and public officials and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion, including forms of the Amended and Restated Limited Liability Company Agreement and the Purchase Provisions attached as exhibits to Enbridge's Registration Statement on Form F-3 (the "Registration Statement") filed with the U.S. Securities and
Exchange Commission relating to the registration of the Purchase Provisions under the United States Securities Act of 1933, as amended. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also assumed that the Amended and Restated Limited Liability Company Agreement and the Purchase Provisions will be executed and delivered in substantially the forms attached as exhibits to the Registration Statement with only such changes therein as would be necessary to conform such agreements to the descriptions thereof in the Registration Statement and such other changes as would not be material to the opinions expressed herein. As to various questions of fact material to our opinion, which we have not verified independently, we have relied upon certificates of or letters from government officials and the Corporation or its officers. In particular, for the purpose of giving the opinion expressed in paragraph 4 we have relied, in part, on a

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                                        -2-


certificate of Darby J. Wade, Vice President & General Counsel of the Corporation, a copy of which is attached hereto.

Based on the foregoing, we are of the opinion that:

1.   Enbridge is a corporation validly existing under the laws of Canada.

2. Enbridge has the corporate power and authority to enter into and perform its obligations under the Purchase Provisions.

3. The execution, delivery and performance by Enbridge of the Purchase Provisions have been duly authorized by all requisite corporate action on the part of Enbridge.

4. The execution and delivery of, and the performance by Enbridge of its obligations under, the Purchase Provisions will not (i) violate the Articles of Enbridge or the General By-law No. 1 of Enbridge; (ii) constitute a breach of, or default under, any material agreement, indenture, lease or any instrument to which Enbridge is a party or bound; or (iii) violate any law of the province of Alberta, Canada or the federal laws of Canada applicable therein.

5. No consent, approval, permit, authorization, order, registration, filing or qualification under the laws of the province of Alberta, Canada or the federal laws of Canada applicable therein is required for the execution and the performance by Enbridge of its obligations under the Purchase Provisions.


The following opinion is based on and limited to the laws of the province of Alberta, Canada and the federal laws of Canada applicable therein and we render no opinion with respect to the laws of any other jurisdiction.


Yours truly,

McCARTHY TETRAULT LLP
/s/ McCARTHY TETRAULT LLP